Exhibit 10.4

FORM OF

VOLT INFORMATION SCIENCES, INC. 2006 INCENTIVE STOCK PLAN

RESTRICTED STOCK GRANT NOTICE

On [            ], Volt Information Sciences, Inc., a New York corporation (together with any successor thereof, the “Company”), pursuant to its 2006 Incentive Stock Plan (the “Plan”), as amended and restated, granted to the holder listed below (“Participant”), the number of shares of the Company’s common stock, par value $0.10, set forth below (individually and collectively referred to as the “Award Shares”). Such grant was made in accordance with the terms of the employment agreement between the Company and Participant dated [            ] and was previously communicated to Participant. This notice shall serve as confirmation of the grant. The Award Shares are subject to all of the terms and conditions set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement. In the event of an inconsistency between this Grant Notice, the Restricted Stock Agreement and the Plan, the terms of the Plan shall govern.

Participant:	[ ]

Grant Date:	[ ]

Total Number of Award Shares:	[ ]

Vesting Schedule:	[ ]

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board and Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Grant Notice effective as of the Grant Date.

VOLT INFORMATION SCIENCES, INC.	PARTICIPANT

By:
Name:	Name:
Title:

EXHIBIT A

TO RESTRICTED STOCK GRANT NOTICE

VOLT INFORMATION SCIENCES, INC.

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) to which this Restricted Stock Agreement (this “Agreement”) is attached, Volt Information Sciences, Inc., a New York corporation (the “Company”), has granted to Participant restricted shares of the Company’s Common Stock, par value $0.10 (the “Award Shares”) under the Company’s 2006 Incentive Stock Plan (the “Plan”) as indicated in the Grant Notice.

1.	General.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings indicated below:

(a) “Cause” means (i) embezzlement by Participant; (ii) misappropriation by Participant of funds of the Company; (iii) Participant’s conviction of, plea of guilty to or plea of nolo contendere to a felony; (iv) Participant’s commission of any act of dishonesty, deceit, or fraud which causes material economic harm to the Company; (v) a material breach by Participant of any provision of this Agreement; (vi) a willful failure by Participant to substantially perform his duties; (vii) a willful breach by Participant of a fiduciary duty owed to the Company; or (viii) a significant violation by Participant of any rule, policy or procedure of the Company, or any contractual, statutory or common law duties owed to the Company.

(b) “Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Participant to the Company within ninety (90) days following the occurrence of such event, unless Participant specifically agrees in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in Participant’s base salary in one calendar year, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of the Company; (b) a material change in the geographic locations in which Participant works as of the date of this Agreement; (c) a material diminution in Participant’s authority, employment duties or responsibilities; or (d) any other action or inaction that constitutes a material breach by the Company of the employment agreement, dated [            ], between Participant and the Company.

(c) “Company Service” means service as an Employee and/or Non-Employee Director. Notwithstanding any contrary provision or implication herein, in determining cessation of Company Service for purposes hereof, transfers between the Company and/or any Subsidiary shall be disregarded and shall not be considered a cessation of Company Service, and changes in status between that of an Employee and a Non-Employee Director shall be disregarded and shall not be considered a cessation of Company Service.

(d) “Competition” means Participant’s engaging, without the written consent of the Board of Directors, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent or a consultant, or in any other individual or representative capacity, in any geographic locale in which the headquarters or any branch office of the Company or any affiliate of the Company is located or operates (unless Participant’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves: (i) engaging in or entering into any business activity in which the Company or any affiliate of the Company is actively engaged at the time, or during the one year period ending on the date, Participant’s Company Service ceases, (ii) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any or any affiliate of the Company for the purpose of competing with the products or services provided by the Company or any affiliate of the Company, or (iii) employing or soliciting for employment any employees of the Company or any affiliate of the Company for the purpose of competing with the Company or any affiliate of the Company.

(e) “Material Adverse Action” means an act or omission to act which in the sole and absolute judgment of the Committee is actually or potentially materially injurious to the finances, reputation or operations of the Company or any affiliate of the Company.

1.2 Other Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, unless the context clearly indicates otherwise.

1.3 Incorporation of Terms of Plan. The Award Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.	Grant of Award Shares.

2.1 Grant of Award Shares. In consideration of Participant’s employment with or service to the Company and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Award Shares, upon the terms and conditions set forth in the Plan and this Agreement.

2.2 Consideration to the Company. In consideration of the grant of the Award Shares by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or shall interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in an employment agreement.

3.	Vesting of Award Shares.

3.1 In General. Subject to Article IX of the Plan and Section 3.7 below, the Award Shares shall vest at such times as are set forth in the Grant Notice.

3.2 Tax Withholding. The Company shall have the right to retain and withhold the amount of taxes required by any government or governmental authority to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or to retain and withhold, or cause to be returned to it, a number of Shares having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld or returned, in order to reimburse the Company for any such taxes.

3.3 Section 83(b) Election. If Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Award Shares as of the date of transfer of the Award Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83 of the Code, Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

3.4 Dividends and Other Distributions. All dividends and other distributions paid with respect to any Award Shares (whether in cash, property or Stock) that have not vested as of the record date for such dividend or distribution shall be deposited with the Company. Whenever a dividend, other than a dividend payable in the form of Stock, is declared with respect to any such unvested Award Shares, a number of additional Award Shares shall be issued in connection therewith and the number of such additional Award Shares shall be determined (with any fractional share rounded down to the next whole share) by dividing (i) the product of (A) the number of unvested Award Shares credited to Participant on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a share of Stock (or, in the case of any dividend distributable in property other than shares of Stock, the per share value of such dividend, as determined by the Company for purposes of federal income tax reporting) by (ii) the Fair Market Value on the related dividend payment date. All such additional Award Shares shall be subject to the same restrictions on transferability, earning, vesting and forfeiture as the Award Shares with respect to which the dividend or other distribution was paid.

3.5 Voting Rights. Participant may exercise full voting rights with respect to the Award Shares by written and timely proxy delivered as directed by the Company.

3.6 Stock Certificates.

(a) The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of Participant in book entry or electronic form or in certificated form as determined by the Committee. If issued in certificated form, physical possession of the stock certificate(s) shall be held by Company until the relevant Award Shares have vested. Participant shall provide a duly executed stock power in blank to the Company as directed by the Committee.

(b) Any Award Shares issued in book entry or electronic form shall be subject to the following legend, and any certificate(s) evidencing the Award Shares shall bear the following legend, until such Award Shares have vested:

The sale, transfer, pledge, hypothecation or other disposition of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Volt Information Sciences, Inc. 2006 Incentive Stock Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Volt Information Sciences, Inc.

3.7 Cessation of Service and Vesting or Forfeiture.

(a) [Alternative 1 – Full Vesting upon Death: If Participant’s Company Service ceases due to Participant’s death, all Award Shares shall vest, any remaining Period of Restriction applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.]

(a) [Alternative 2 – One Year of Additional Vesting upon Death: If Participant’s Company Service ceases due to Participant’s death, then the number of Award Shares that would have vested on the first vesting date following Participant’s death had Participant’s Company Service continued through such date shall be considered vested as of the date of Participant’s death, any remaining Period of Restriction applicable to such Award Shares shall automatically terminate and such Award Shares shall be free of restrictions and freely transferable. Any Award Shares that do not vest by virtue of the preceding sentence shall automatically be forfeited to the Company without any consideration being paid to Participant’s estate or beneficiary therefor, and Participant’s estate or beneficiary shall have no further rights in the forfeited Award Shares.]

(a) [Alternative 3 – Forfeiture of Unvested Award Share upon Death: If Participant’s Company Service ceases due to Participant’s death, any Award Shares that have not vested as of the date of Participant’s death shall automatically be forfeited to the Company without any consideration being paid to Participant’s estate or beneficiary therefor, and Participant’s estate or beneficiary shall have no further rights in the forfeited Award Shares.]

(b) [Alternative 1 – Continued Vesting upon Disability: If Participant’s Company Service ceases due to permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), [one-third1] of the Award Shares shall become vested on each of the vesting dates after Participant’s cessation of Company Service provided Participant has not engaged in conduct which is a Material Adverse Action or Competition with the Company or any affiliate of the Company through the applicable vesting date.]

(b) [Alternative 2 – One Year of Continued Vesting upon Disability: If Participant’s Company Service ceases due to permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), [one-third2] of the Award Shares shall become vested on the first vesting date after the cessation of Participant’s Company Service provided Participant has not engaged in conduct which is a Material Adverse Action or Competition with the Company or any affiliate of the Company through the applicable vesting date. Any Award Shares that are that are scheduled to vest after the first vesting date following the cessation of Participant’s Company Service shall automatically be forfeited to the Company without any consideration being paid to Participant, and Participant shall have no further rights in the forfeited Award Shares.]

(b) [Alternative 3 – Forfeiture of Unvested Award Shares upon Disability: If Participant’s Company Service ceases due to permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), any Award Shares that have not vested as of the date of the cessation of Participant’s Company Service shall automatically be forfeited to the Company without any consideration being paid to Participant, and Participant shall have no further rights in the forfeited Award Shares.]

(c) If Participant’s Company Service ceases due to a termination by the Company without Cause, or a resignation by Participant for Good Reason, all of the Award Shares shall vest, any remaining Period of Restriction applicable to the Award Shares shall automatically terminate and the Award Shares shall be free of restrictions and freely transferable.

(d) If Participant’s Company Service ceases for any reason other than those set forth in Sections 3.7 (a), (b) and (c) above, any Award Shares that have not vested at the date of such cessation shall be automatically forfeited to the Company without any consideration being paid to Participant therefor, and Participant shall have no further rights in the forfeited Award Shares; provided, however, that, the forgoing shall not prevent the Committee, in its sole discretion, from waiving the automatic forfeiture of any or all Award Shares and/or adding such new restrictions to the Award Shares as it deems appropriate.

[1]	Assumes 3-year vesting. Fraction will be adjusted to reflect vesting schedule.
[2]	Assumes 3-year vesting. Fraction will be adjusted to reflect vesting schedule.

4.	Other Provisions.

4.1 Administration. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and Participant.

4.2 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Committee (or any other person designated by the Committee) at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given to that party. A notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.3 Titles and Headings. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4 Governing Law. The Plan has been adopted in New York, New York and all agreements under the Plan shall be deemed to have been entered into in New York, New York. The Plan, and this Agreement, shall be governed, construed, and administered in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in the State of New York. Any dispute under the Plan, or under this Agreement, shall be adjudicated solely and exclusively in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York. Participant irrevocably consents and submits to personal jurisdiction and venue in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York. Participant and the Company waive any and all objections to jurisdiction and venue in such courts; and waive any objection that such courts are an inconvenient forum. .

4.5 Requirements of Law. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act, the Exchange Act and the Code, and any and all regulations and rules promulgated thereunder, state securities laws and regulations and all other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award Shares are granted and shall be administered only in such a manner as to conform to such laws, rules and regulations.

4.6 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award Shares in any material way without the prior written consent of Participant.

4.7 Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.9 Prohibition Against Pledge, Attachment, etc. Except as otherwise provided herein, unvested Award Shares, and the rights and privileges conferred hereby, shall not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process.

4.10 No Construction Against Any Party. This Agreement is the product of informed negotiations between Participant and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Participant and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

4.11 Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.